SONAT OFFSHORE DRILLING INC.
                               4 Greenway Plaza
                             Houston, Texas  77046


                                   May 20, 1996




Tiger Management Corp.
101 Park Avenue
New York, New York

          Re:  Transocean ASA
               --------------


Ladies and Gentlemen:

      As you know, Sonat Offshore Drilling Inc., a Delaware corporation

("SODI"), is in discussions with Transocean ASA, a Norwegian company

("Transocean"), providing for a business combination in which (i) each share of

SODI Common Stock would be converted into one share of Common Stock of a newly formed holding company (a "Holding Company Transaction") and (ii) the outstanding shares of Transocean (the "Transocean Shares") would be converted into (x) .515 of a share of holding company Common Stock per Transocean Share for 80% of the outstanding Transocean Shares and (y) $27.25 per Transocean

Share for 20% of the outstanding Transocean Shares.

      Tiger Management Corp. (the "Stockholder") has advised SODI that it is the beneficial owner of 9,315,762 Transocean Shares (the "Stockholder's

Shares") and that Stockholder wishes to induce SODI to make an offer to acquire the Transocean Shares on improved terms.  Accordingly, SODI and the Stockholder agree as follows:

      1. SODI agrees to commence a "takeover bid" (as defined in the Norwegian

Stock Exchange Regulations) for all of the outstanding Transocean Shares (the

"Transocean Bid"), or to cause a subsidiary of SODI that will consummate a

Holding Company Transaction upon closing of such takeover bid (either SODI or such subsidiary, the "Offeror") to commence the Transocean Bid, for all of the

Transocean Shares for consideration per Transocean Share not less than (i) a fraction of a share of Offeror Common Stock equal to the "Share Amount" (as defined below) per Transocean Share for 80% of the outstanding Transocean

Shares (with cash being paid in lieu of fractional shares of Offeror Common

Stock) and (ii) $27.25 per Transocean Share with respect to the number of tendered and not withdrawn Transocean Shares in excess of 80% of the outstanding Transocean Shares, subject to proration if cash consideration is oversubscribed or undersubscribed.  For purposes of this Agreement, the "Share

Amount" shall mean .53 (the "Initial Fraction") of a share of Offeror Common

Stock, provided that if the average of the closing prices of the SODI Common

Stock on the NYSE Composite Tape for the 10 trading days ending with the second business day preceding the commencement date of the Transocean Bid (the "SODI

Average Price") multiplied by the Initial Fraction is greater than $32.00 or less than $25.08 (such lower price, the "Floor Price," and whichever price limit has been passed, the "Collar Price"), then the Share Amount shall be adjusted to equal a fraction (rounded to the nearest one thousandth) that, when multiplied by the SODI Average Price, equals the Collar Price.  The Transocean

Bid shall be subject to the due tender and nonwithdrawal of more than 80% of the outstanding Transocean Shares (the "Minimum Tender Condition"), approval by the holders of a majority of the outstanding shares of SODI Common Stock of an increase in the authorized number of shares of SODI Common Stock to 150 million or, if applicable, approval of the Holding Company Transaction and the issuance of Offeror Common Stock pursuant to the Transocean Bid (the "Shareholder

Approval Condition"), compliance with applicable legal requirements and other specified conditions, any of which may be waived by the Offeror. SODI shall mail to its shareholders proxy material seeking satisfaction of the Shareholder

Approval Condition at substantially the same time that it commences the

Transocean Bid.

      2. Stockholder irrevocably agrees to duly tender all of the

Stockholder's Shares pursuant to the terms of the Transocean Bid and not withdraw such shares, provided that the Stockholder may terminate this

Agreement by written notice to SODI if SODI shall not have filed with the

Securities and Exchange Commission (the "SEC") a registration statement relating to the Offeror Common Stock to be issued in the Transocean Bid by the

30th day after the date hereof or if the Transocean Bid shall not have been commenced by the 75th day after the date hereof (provided that if the staff of the SEC has given Offeror comments on such registration statement and Offeror shall have responded to such comments by such 75th day, such 75th day shall be extended to the 90th day after the date hereof).  Stockholder shall not dispose of or encumber any of the Stockholder Shares so long as this agreement is in effect.  In the event of any increase or decrease or other change in the

Transocean Shares by reason of stock dividends, split-ups, recapitalizations,

combinations, or the like, the number of Stockholder Shares and the economic terms of the Transocean Bid shall be adjusted appropriately.  If prior to the termination of this agreement SODI purchases Transocean Shares at a price higher than the purchase price to be paid for the Stockholder's Shares hereunder or provides other consideration to a holder of Transocean Shares to induce the sale of such Transocean Shares to SODI, then SODI shall make a written offer to Stockholder of substantially the same arrangement, which

Stockholder shall have three NYSE trading days to accept by giving written notice thereof to SODI.

      3. This agreement may be terminated by SODI giving written notice to

Stockholder if SODI's Board of Directors shall not have approved this agreement on May 20, 1996.  Either party may terminate this agreement by written notice to the other if (i) Offeror shall not have purchased the Stockholder's Shares on or before the 45th day after commencement of the Transocean Bid, (ii) a court of competent jurisdiction shall have issued an order that shall be final and nonappealable that prohibits or makes illegal the performance of this agreement or the purchase of Transocean Shares pursuant to the Transocean Bid,

or (iii) the Shareholder Approval Condition shall not have been satisfied on or before the 45th day after commencement of the Transocean Bid.  This agreement shall terminate immediately upon the termination of the Transocean Bid without the acceptance for purchase of the Transocean Shares duly tendered and not withdrawn.

      4. The laws of the State of New York shall govern this agreement.

      Please indicate your agreement with the foregoing by signing below.

                                   Very truly yours,

                                   SONAT OFFSHORE DRILLING INC.


                                   By:    /s/  J. Michael Talbert
                                      ---------------------------------------
                                      Name:   J. Michael Talbert
                                      Title:  Chairman of the Board &
                                              Chief Executive Officer
AGREED:

TIGER MANAGEMENT CORP.





By:   /s/  Michael D. Bills
   --------------------------------
   Name:   Michael D. Bills
   Title:  Chief Operating Officer &
           Senior Managing Director